UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

_________________

WIDEPOINT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

18W100 22nd Street, Suite 104, Oakbrook Terrace, Illinois	60181
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (630) 629-0003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On July 15, 2009, the Registrant and Daniel E. Turissini, the Registrant’s Chief Technology Officer and the Chief Executive Officer of the Registrant’s wholly owned subsidiary, Operational Research Consultants, Inc., entered into an addendum (the “Addendum”) to that certain Employment and Non-Compete Agreement, dated as of October 24, 2004, by and between the Registrant and Mr. Turissini (as amended, the “Employment Agreement”). A complete copy of the Addendum is filed herewith as an exhibit to this Form 8-K.

        The Addendum provides that the term of the Employment Agreement is extended for a two year period ending on October 31, 2011, with Mr. Turissini’s annual base compensation from July 1, 2009 to October 31, 2011 being increased by $25,000 to a total of $250,000, which base compensation shall remain in effect for the duration of the two year extension period. Any additional incentive compensation under the Employment Agreement will be determined on an annual basis pursuant to the Registrant’s Senior Management Incentive Program. The Addendum also amended paragraph 4(v) of the Employment Agreement to provide that in the event Mr. Turissini’s employment with the Registrant is terminated for a proper business purpose as described in the Employment Agreement, then Mr. Turissini will receive his salary and benefits each month for the six month period immediately following such termination. The prior provisions of such paragraph 4(v) of the Employment Agreement provided that Mr. Turissini would receive the lesser of either (A) his salary and benefits each month for the six month period immediately following such termination or (B) in the event less than six months remained in the then current term of his employment, then he would receive his salary and benefits for such lesser remaining period of time. The Non-Compete provisions of the Employment Agreement remain unchanged under the Addendum.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith:

99.1	Addendum Employment and Non-Compete Agreement, dated July 15, 2009, by and between Registrant and Daniel E. Turissini

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION
/s/ James T. McCubbin
Date: July 21, 2009	James T. McCubbin
Vice President and Chief Financial Officer